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Exhibit AFK-02-A

AUDITED FINANCIAL STATEMENTS

(as Amended)

for the years ended 2002, 2001
and from inception.

PACIFIC VEGAS GLOBAL STRATEGIES, INC.
(Formerly Goaltimer International, Inc.)

Financial Statements
Years Ended December 31, 2002 and 2001

INDEPENDENT AUDITOR'S REPORT

To the Board of Directors
Pacific Vegas Global Strategies, Inc.
Denver, Colorado

We have audited the accompanying balance sheets of Pacific Vegas Global Strategies, Inc. (formerly Goaltimer International, Inc.) as of December 31, 2002 and 2001, and the related statement of operations, cash flows, and changes in stockholders' equity for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Pacific Vegas Global Strategies, Inc. (formerly Goaltimer International, Inc.) at December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, conditions exist which raise substantial doubt about the Company's ability to continue as a going concern unless it is able to generate sufficient cash flows to meet its obligations and sustain its operations. Management's plans in regard to these matters are also described in Note 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Michael Johnson & Co., LLC
Denver, Colorado
March 6, 2003
August 19, 2003

PACIFIC VEGAS GLOBAL STRATEGIES, INC.
(Formerly Goaltimer International, Inc.)
Balance Sheets
December 31, 2002 and 2001

	2002	2001
ASSETS
Current Assets:
Cash	$—	$—

Total Current Assets	—	—

TOTAL ASSETS	$—	$—

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable—trade	$74,012	$72,012
Accrued Interest Payable	—	35,442
Notes Payable	—	60,800

Total Current Liabilities	74,012	168,254

Stockholders' Equity:
Common Stock, no par value, 100,000,000 shares authorized, 39,963,614 and 171,112, issued and outstanding at December 31, 2002 and 2001, respectively	1,321,427	960,773
Retained Deficit	(1,395,439)	(1,129,027)

Total Stockholders' Equity	(74,012)	(168,254)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$—	$—

The accompanying notes are an integral part of these financial statements.

PACIFIC VEGAS GLOBAL STRATEGIES, INC.
(Formerly Goaltimer International, Inc.)
Statements of Operations
Years Ended December 31, 2002 and 2001

	2002	2001
REVENUES:	$—	$—
EXPENSES:
Selling and Marketing	—	—
General and Administrative	266,412	—

Total Expenses	266,412	—

OTHER REVENUES & EXPENSES:
Interest Expense	—	(4,560)
Interest Income	—	—
Loss on Investments	—	—

Total Other Revenues & Expenses	—	(4,560)

NET INCOME (LOSS)	$(266,412)	$(4,560)

Per Share Information:
Weighted average number of common shares outstanding	3,547,868	171,112

Net Loss per common share	$(0.07)	$(0.03)

The accompanying notes are an integral part of these financial statements.

PACIFIC VEGAS GLOBAL STRATEGIES, INC.
(Formerly Goaltimer International, Inc.)
Statements of Changes in Stockholders' Equity (Deficit)

	Common Stock
			Retained Earnings (Deficit)	Total Stockholders' Equity
	Shares	Amount
Balance—December 31, 1998	171,112	$960,773	$(1,115,347)	$(154,574)
Net Loss	—	—	(4,560)	(4,560)

Balance—December 31, 1999	171,112	960,773	(1,119,907)	(159,134)

Net Loss	—	—	(4,560)	(4,560)

Balance—December 31, 2000	171,112	960,773	(1,124,467)	(163,694)

Net Loss	—	—	(4,560)	(4,560)

Balance—December 31, 2001	171,112	960,773	(1,129,027)	(168,254)

Stock issued for cancellation of debt	5,739	96,242	—	96,242
Stock issued for services	3,636	14,495	—	14,495
Stock issued for cash	136,364	150,000		150,000
Rounding	(23)			—
Stock issued for services	39,806,786	99,517	—	99,517
Cancellation	(160,000)	400	—	400
Net Loss	—	—	(266,412)	(266,412)

Balance—December 31, 2002	39,963,614	$1,321,427	$(1,395,439)	$(74,012)

The accompanying notes are an integral part of these financial statements.

PACIFIC VEGAS GLOBAL STRATEGIES, INC.
(Formerly Goaltimer International, Inc.)
Statements of Cash Flows
Years Ended December 31, 2002 and 2001

	2002	2001
Cash Flows from Operating Activities:
Net Loss	$(266,412)	$(4,560)
Adjustments to reconcile net loss to net cash used in operating activities:
Changes in Assets & Liabilities:
Stock issued for services	114,012
Increase in accounts payable	2,000	—
Increase in accrued expenses	—	4,560

Net Cash Used In Operating Activities	(150,400)	—

Cash Flows from Investing Activities
Capital expenditures	—	—

Cash Flows Used In Investing Activities	—	—

Cash Flows from Financing Activities
Proceeds from stock issuance	150,000	—
Capital contributions	400
Short-term borrowings	—	—
Note principal payments	—	—

Cash Flows Provided By Financing Activities	150,400	—

Net (Decrease) Increase in Cash and Cash Equivalents	—	—
Cash and Cash Equivalents at Beginning of Period	—	—

Cash and Cash Equivalents at End of Period	$—	$—

Supplemental Information:
Interest Paid	$—	$—

Income Taxes Paid	$—	$—

Non-cash investing and financing activities:
Issuance of common stock in exchange for cancellation of indebtedness, including accrued interest	$96,242	$—

Issuance of 3,636 shares of common stock for services rendered	$14,495	$—

Issuance of 39,806,786 shares of common stock for services rendered	$99,517	$—

Cancellation of 160,000 shares of common stock for contribution of $400	$400	$—

The accompanying notes are an integral part of these financial statements.

PACIFIC VEGAS GLOBAL STRATEGIES, INC.
(Formerly Goaltimer International, Inc.)
Notes To Financial Statements
Year Ended December 31, 2002

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

The Company

        Pacific Vegas Global Strategies, Inc., (formerly GoalTimer International, Inc.) (the "Company") was incorporated in Colorado on December 19, 1990. The Company's principal business is the development and selling of time and personal management products.

        The Company has discontinued operations since 1994 and its only activity has been accruing loan interest on notes payable and looking for a merger candidate.

Basis of Accounting

        The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States.

Estimates

        The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash and Cash Equivalents

        For purposes of the statement of cash flows, the Company considered all cash and other highly liquid investments with initial maturities of three months or less to be cash equivalents.

Net earning (loss) per share

        Net earnings (loss) per share has been computed by dividing net income (loss) by the weighted average number of common shares and equivalents outstanding.

Other Comprehensive Income

        The Company has no material components of other comprehensive income (loss) and, accordingly, net loss is equal to comprehensive loss in all periods.

Income Taxes

        The Company accounts for income taxes under SFAS No. 109, which requires the asset and liability approach to accounting for income taxes. Under this method, deferred tax assets and liabilities are measured based on differences between financial reporting and tax bases of assets and liabilities measured using enacted tax rates and laws that are expected to be in effect when differences are expected to reverse.

NOTE 2—CAPITAL STOCK TRANSACTIONS

        On December 12, 2002, the Company's Board of Directors and shareholders approved the following capital stock transactions: (i) an amendment to the Articles of Incorporation increasing the number of authorized common shares to 100,000,000 and (ii) declaring a 11-for-1 reverse stock split of outstanding common stock payable as of December 12, 2002.

        In November 2002, the Boards of Directors of Pacific Vegas Global Strategies, Inc., (formerly GoalTimer International, Inc., hereinafter ("Pacific Vegas") and Cyber Technology Group

Holdings, LTD. ("Cyber"), a British Virgin Islands corporation, decided that Pacific Vegas would acquire Cyber through a plan of exchange under the laws of Colorado (the "Share Exchange Agreement"). Pursuant to the Share Exchange Agreement, and subject to the terms of this Agreement, Pacific Vegas would acquire 100% of the issued and outstanding shares in the capital of Cyber, all in exchange for 60,000,000 new investment shares of common stock in Pacific Vegas. The closing of this acquisition was to take place on December 22, 2002 and the 60,000,000 new shares were to be issued on the same day for exchange with Cyber, but the closing was delayed until January 8, 2003.

        In May 2002, the Company issued 5,739 shares for cancellation of debts and accrued interest of $96,242. In November 2002, the Company issued 140,000 for services rendered in the amount of $14,495, and in December 2002, the Company also issued 39,806,786 for services rendered in the amount of $99,517.

        All share and per share amounts in the accompanying financial statements of the Company and notes thereto have been retroactively adjusted to give effect to the reverse stock split.

NOTE 3—INCOME TAXES

        There has been no provision for U.S. federal, state, or foreign income taxes for any period because the Company has incurred losses in all periods and for all jurisdictions.

        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets are as follows:

Deferred tax assets
Net operating loss carryforwards	$1,395,439
Valuation allowance for deferred tax assets	(1,395,439)

Net deferred tax assets	$—

        Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the net deferred tax assets have been fully offset by a valuation allowance. As of December 31, 2002, the Company had net operating loss carryforwards of approximately $1,395,439 for federal and state income tax purposes. These carryforwards, if not utilized to offset taxable income begin to expire in 2003. Utilization of the net operating loss may be subject to substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code and similar state provisions. The annual limitation could result in the expiration of the net operating loss before utilization.

NOTE 4—GOING CONCERN:

        The financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the normal course of business. The Company has no assets and a retained deficit of $1,395,439 as of December 31, 2002, and will not be able to sustain operations without generating working capital from other sources, including equity and debt financing.

        The Company's management is currently pursuing equity and/or debt financing in an effort to restart operations. The future success of the Company is likely dependent on its ability to attain additional capital to develop its proposed products and ultimately, upon its ability to attain future profitable operations. There can be no assurance that the Company will be successful in obtaining such financing, or that it will attain positive cash flow from operations.

NOTE 5—SUBSEQUENT EVENTS:

        Pursuant to the Share Exchange Agreement, dated November 25, 2002, among Cyber and Pacific Vegas Global Strategies, Inc., (formerly GoalTimer International, Inc.) hereinafter ("Pacific Vegas"); and Raymond Chien Hua Chou, principal shareholder of Cyber, Pacific Vegas would acquire 100% of the issued and outstanding shares in the capital of Cyber, all in exchange for 60,000,000 new investment shares of common stock in Pacific Vegas, and such number of shares were to be issued for this transaction.

        On or about November 20, 2002 the Issuer mailed to the holders of record as of November 20, 2002, of common stock, par value $0.001 per share (the "common stock") of Pacific Vegas, a Colorado corporation (the "Company"), an Information Statement pursuant to Section 14(f) of the Securities Exchange Act of 1934 and Rule 14f-1 (the "Information Statement"). The Information Statement was subsequently amended on December 2, 2002.

        The Information Statement was mailed in connection with the Company's election of a designee of the majority shareholder of Cyber Technology Group Holdings, Ltd., a British Virgin Island corporation, ("Cyber") to the Board of Directors of the Company (the "Designee") pursuant to the Share Exchange Agreement.

        A Shareholder Meeting was held on December 12, 2002 of which notice was duly given. All of the shareholders or shareholder representatives constituting 71.6% of all shares issued and outstanding and entitled to vote approved the proposals set forth below, all of which were included in the Share Exchange Agreement.

        Proposal 1:    To Authorize a change of the corporate name, to a substantially similar name to the name of Pacific Vegas Global Strategies, Inc., in the discretion of management.

        Proposal 2:    To Amend the Articles of Incorporation to eliminate the requirement of 67 percent (of all shares entitled to vote) for approval for certain shareholder actions, and in place to require only a simple majority (of all shares entitled to vote).

        Proposal 3:    To Authorize a reverse split of the common stock, by which each 11 shares shall become one share; provided that no shareholder shall be reversed below 100 shares, and no shareholder owning less than 100 shares shall be reversed. Fractional shares will be rounded up to the next whole share.

        On December 13, 2002, the Issuer filed a current report on Form 8K with the Securities Exchange Commission reporting that the Company's shareholders had approved proposals at the meeting constituting the material elements of the Share Exchange Agreement and the three proposals referenced above. The closing of the transaction was set for December 19, 2002, pursuant to the Share Exchange Agreement.

        On December 19, 2002, the closing of the Share Exchange Agreement was further delayed until December 22, 2002 by mutual agreement by the parties to the Agreement. On December 22, 2002, Cyber Technology Group Holdings, Ltd. was unable to attend the closing due to an unexpected over seas travel delay.

        On January 8, 2003, the Share Exchange Agreement, noted in NOTE 2, was consummated with Cyber Technology Group Holdings, LTD., upon which the acquisition was concluded and legally effective.

NOTE 6—RESTATEMENTS:

        The Company has restated its statement of operations, statement of cash flows and statement of stockholders' equity for the year ended December 31, 2002 in respect of the Form 10-KSB filed on March 7, 2003, to properly disclose its issuance of 39,786,786 shares of common stock for consulting services with estimated value of $114,012, and the purchase of 136,364 shares of common stock for $150,000, and the legal and consulting expense of $150,000. As a result of these restatements, net loss for the year ended December 31, 2002 increased by $264,012 and the net loss per common share increased from ($.0002) to ($.07).

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Exhibit AFK-02-A AUDITED FINANCIAL STATEMENTS (as Amended) for the years ended 2002, 2001 and from inception.
PACIFIC VEGAS GLOBAL STRATEGIES, INC. (Formerly Goaltimer International, Inc.) Financial Statements Years Ended December 31, 2002 and 2001
INDEPENDENT AUDITOR'S REPORT
PACIFIC VEGAS GLOBAL STRATEGIES, INC. (Formerly Goaltimer International, Inc.) Balance Sheets December 31, 2002 and 2001
PACIFIC VEGAS GLOBAL STRATEGIES, INC. (Formerly Goaltimer International, Inc.) Statements of Operations Years Ended December 31, 2002 and 2001
PACIFIC VEGAS GLOBAL STRATEGIES, INC. (Formerly Goaltimer International, Inc.) Statements of Changes in Stockholders' Equity (Deficit)
PACIFIC VEGAS GLOBAL STRATEGIES, INC. (Formerly Goaltimer International, Inc.) Statements of Cash Flows Years Ended December 31, 2002 and 2001
PACIFIC VEGAS GLOBAL STRATEGIES, INC. (Formerly Goaltimer International, Inc.) Notes To Financial Statements Year Ended December 31, 2002